Exhibit 16.1

[Letterhead of Chisholm, Bierwolf & Nilson, LLC]

March 30, 2005

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Dear Sir or Madam:

We have read the second paragraph of Item 4.01 included in the Current Report on Form 8-K dated March 29, 2005 of Particle Drilling Technologies, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Chisholm, Bierwolf & Nilson, LLC

Chisholm, Bierwolf & Nilson, LLC